NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy, President and CEO Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC ANNOUNCES THE ADDITION OF J. ERIC SMITH TO THE BOARD OF DIRECTORS CHICAGO – March 17, 2023 – Old Republic International Corporation (NYSE: ORI) today announced J. Eric Smith (65) has joined its Board of Directors as of March 17, 2023. He has concurrently been appointed to the Board’s Compensation and Governance and Nominating Committees, as well as to the Directorship of ORI’s major regulated insurance company subsidiaries. Prior to his retirement, Mr. Smith served as President and Chief Executive Officer of Swiss Re Americas and was a member of Swiss Re’s Group Executive Committee. Further, he was previously President of USAA Life Insurance Co and President of Allstate Financial Services. In making the announcement, Spencer LeRoy, Chairman of the Board, noted “our Company will benefit greatly from J. Eric Smith’s insurance, reinsurance, and executive management experience and we are most grateful and pleased with his acceptance to join us.” Including J. Eric Smith, ORI has added seven new, highly qualified individuals to ORI and its major regulated insurance company subsidiaries’ Board of Directors in the last 5 years. In the same time frame, five Directors have departed from the Board. ORI continues to make significant progress to provide greater diversity of talents, profession, and other backgrounds to the Board. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100